EXHIBIT 13.6

CONSENT OF EXPERT

We hereby consent to the use of our name contained in the technical report on the Property in the Bralorne of British Columbia, Canada dated October 20, 2016 entitled “Bralorne Gold Mine, British Columbia Canada” by Kirkham Geosystems Ltd. and the reference as an expert contained in the Annual Report of Avino Silver & Gold Mines Ltd. on Form 20-F for the fiscal year ended December 31, 2018 and incorporated by reference to the Company’s Registration Statements on Form S-8 (SEC File No.: 333-195120), Form F-3 (SEC File No.: 333-226963) and Form F-10 (SEC File No.: 333-214396).

KIRKHAM GEOSYSTEMS LTD.

Dated: March 21, 2019	/s/ Garth Kirkham
Garth Kirkham, P. Geo